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Thursday July 23, 11:25 am Eastern Time
Company Press Release


SFX Entertainment Announces Agreement to Acquire The Marquee Group for $6.00 Per Share

NEW YORK--(BUSINESS WIRE)--July 23, 1998--SFX Entertainment, Inc.(NASDAQ:
SFXE-news) and The Marquee Group (AMEX: MRT - news) today jointly announced that SFX has agreed to acquire Marquee in a stock merger transaction valued at approximately $100 million. The Marquee Group provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and entertainment industries. It is expected that senior management of Marquee will enter into new employment contracts with SFX.

For each share of Marquee common stock, Marquee shareholders will receive $6.00 of SFX Entertainment Class A stock, subject to adjustment. For this purpose, SFX stock will be valued at the average closing price for the fifteen consecutive trading days ending five days prior to the merger's effective date. In the event that the SFX average price exceeds $57.50, the exchange ratio will be adjusted ratably to provide incremental value to a maximum of $6.30 per Marquee share. The transaction has received the approval of both the SFX and Marquee Boards of Directors and the independent committee of the Marquee Board which was created to evaluate any such transaction. A meeting of Marquee shareholders will be called to vote on the transaction as soon as practicable. The closing of the transaction will be subject to several conditions, including shareholder approval, expiration of the applicable Hart-Scott-Rodino waiting period, and the consummation by Marquee of certain anticipated transactions. It is expected that the merger will be consummated in 1998.

Commenting on the transaction, Robert F. X. Sillerman, Executive Chairman of SFX Entertainment, Inc., said, "We are very pleased to announce this important strategic acquisition. We began our entry into the sports arena with our acquiring David Falk's FAME organization, which we completed less than a month ago. The addition of Marquee now provides us with a full complement of sports marketing services. Marquee has incredible breadth in its involvement across diverse sports including tennis, hockey, basketball, baseball, soccer, golf, football and horse racing; and it has an integrated approach to adding many elements of value for its clients through event management, promotion, production, consulting, naming rights, and talent representation. The well-established marketing and promotional capabilities demonstrated by all of




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these activities will be the perfect addition to the ever-expanding SFX product line of live entertainment events, and we will be able to access a wider variety of corporate clients who already have shown their commitment to the value of promotion in the setting of live event presentation. We have spoken before about the diminishing boundary between sports and entertainment, and we expect to be both drivers and beneficiaries of this rapidly evolving process as we link the tremendous power of these two enterprises."

Robert M. Gutkowski, Marquee's President and Chief Executive Officer, added, "This is a great development for the future of The Marquee Group. We have already made substantial progress in building a fully integrated sports marketing company, and we expect that this process of growth, both domestically and internationally, will now be accelerated and enhanced by our combination with SFX. Its resources will provide us with the capacity to take advantage of many additional opportunities which we have already identified to grow our business, and its extensive marketing activities will further inform and improve our own efforts on behalf of our clients and enhance our product line of promotional vehicles. We already have significant interest in the live entertainment field, and fully understand the similarities and combined strengths of the sports and live entertainment businesses. We look forward to a prosperous future together."

SFX Entertainment is a leading promoter, producer and venue operator for live entertainment events. It owns and/or operates the largest network of venues in the country used principally for music concerts and other live entertainment events. Upon completion of all pending acquisitions, it will have 44 venues either directly owned or operated under lease or exclusive booking arrangements in 22 of the top 50 markets, including 11 amphitheaters in 7 of the top 10 markets. Through its large number of venues, its strong market presence and the long operating histories of the businesses it has acquired, SFX operates an integrated franchise that promotes and produces a broad variety of live entertainment events locally, regionally and nationally. Pro forma for all completed and pending acquisitions, during 1997, approximately 27 million people attended 9,600 events promoted and/or produced by SFX, including approximately 4,200 music concerts, 4,900 theatrical shows and over 190 specialized motor sports events.

This press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the company's absence of combined


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operating history with acquired businesses, potential inability to integrate acquired businesses, risks related to recent acquisitions, need for additional financing, high degree of leverage, future charges to earnings, strategy of future acquisitions, indemnification and deferred payment arrangements, granting of rights to acquire certain portions of the company's operations, variable economic conditions and consumer tastes, need for availability of appropriate artists and events, ability to retain control of the company's venues, restrictions imposed by existing debt, payment obligations to SFX Broadcasting, Inc., control by management, and dependence on key personnel. For a more detailed discussion of these and other relevant risks and uncertainties, see the company's latest annual report and other filings with the Securities and Exchange Commission.


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Contact:
     SFX Entertainment, Inc.
     Timothy J. Klahs
     Director, Investor Relations
     (212) 407-9126


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